EXHIBIT (8)(c)(3)

Amendment No. 3 to Participation Agreement (Fidelity VIP III)

THIRD AMENDMENT TO PARTICIPATION AGREEMENT

Western Reserve Life Assurance Co. of Ohio, Variable Insurance Products Fund III and Fidelity Distributors Corporation hereby amend the Participation Agreement (“Agreement”) dated June 14, 1999, as amended, by doing the following:

1.	A new Article XIII. is hereby added to the Agreement as follows:

Article XIII. Confidentiality

13.1. Confidentiality. For purposes of this Agreement, “Proprietary Information” shall be defined as any confidential or proprietary information of you or us (each a “Party” and collectively the “Parties”) or their respective affiliates provided to the other party during the term of this Agreement, including, but not limited to confidential customer lists, information relating to customer accounts, and other proprietary and confidential information related to a Party’s business or customers, or owned by a Party’s customers; provided, however, that nothing in this paragraph or otherwise shall be deemed to prohibit or restrict either Party or their affiliates in any way from soliciting any product or service directed at, without limitation, the general public, any segment thereof or any specific individual provided such solicitation is not based upon any such Proprietary Information. The term “Proprietary Information” shall not include (i) information lawfully in the possession of a Party or its affiliates prior to its receipt from the other Party and without obligation of confidentiality; (ii) information which, without any fault of the other Party, is or becomes available in the public domain; (iii) information subsequently disclosed on a non~confidential basis by a third party not known by the disclosing Party as having a confidential relationship with the Parties and which rightfully acquired such information; (iv) information that is independently developed by a Party; (v) information communicated with the express written consent of the other Party, or (vi) information legally requested or required to be disclosed pursuant to a competent judicial order or other legal, administrative or regulatory process.

Neither Party gains any ownership of the other Party’s Proprietary Information hereunder and each Party agrees that any Proprietary Information provided to it by the other Party shall at all times remain the sole property of the other Party.

Each Party acknowledges that the Proprietary Information of the other Party is valuable and must be kept confidential. Each party shall hold the Proprietary Information of the other Party confidential and shall limit access to such Proprietary Information to its employees and agents whose use of such Proprietary Information is necessary for the conduct of its business. Each Party shall take commercially reasonable steps to prevent unauthorized disclosure or use of the Proprietary Information of the other Party.

Each Party acknowledges that either Party delivering confidential customer Information may be subject to certain laws and regulations regarding the privacy and protection of consumer information, and that any receipt or use of confidential customer information by either Party may also be subject to compliance with such state and federal laws and regulations, including, if applicable the laws and regulations of the Commonwealth of Massachusetts.

The provisions found in this Article XIII. on Confidential Information will survive any expiration or termination of the Agreement.

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

3.	This Amendment may be signed in counterparts.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective the 1st day of May, 2011.

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

VARIABLE INSURANCE PRODUCTS FUND III

By:	/s/ Bryan Merhrmann
Name:	Bryan Merhrmann
Title:	Deputy Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Robert Bachman
Name:	Robert Bachman
Title:	Senior Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and

Date Established by Board of Directors

WRL Series Life Account (est. July 16, 1985)

Product:

WRL Financial Freedom Builder® (FFB)

WRL Freedom Elite®

WRL Freedom SP Plus

WRL The Equity Protector

WRL Freedom Elite Builder®

WRL Series Annuity Account (est. April 12, 1988)

Product:

WRL Freedom Attainer®

WRL Freedom Bellwether ®

WRL Freedom Conqueror®

WRL Freedom® Variable Annuity

WRL Freedom Wealth Creator®

WRL Freedom Enhancer®

WRL Freedom Premier®

WRL Freedom Access®

WRL Series Life Corporate Account (est. December 8, 1997)

Product:

Advantage IV

Separate Account VA U (est. August 4, 2003)

Product:

WRL Freedom Premier® III Variable Annuity

Separate Account VA V (est. December 17, 2003)

Product:

Flexible Premium Variable Annuity – F

Under the marketing name “WRL Freedom® Multiple”

Separate Account VA AA (est. May 30, 2007)

Product:

Flexible Premium Variable Annuity – M

Under the marketing name “WRL Freedom AdvisorSM”

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